EXHIBIT 99.1

Investor Contact:	Press Contact:
Jeff Carberry	Eric Nash
Stamps.com Investor Relations	Stamps.com
(310) 482-5830	(310) 482-5942
invrel@stamps.com	enash@stamps.com

STAMPS.COM ANNOUNCES RECORD NON-GAAP EARNINGS PER SHARE OF $0.60

Core PC Postage Revenue up 15%; Non-GAAP Operating Income up 42%;
Non-GAAP Earnings Per Share up 50%

El Segundo, CA – July 31, 2013 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions, today announced results for the second quarter ended June 30, 2013.

Highlights for the second quarter:

•	Core PC Postage revenue was $30.1 million, up 15% from the second quarter of 2012.
•	Total revenue was $32.1 million, up 14% compared to the second quarter of 2012.
•	Non-GAAP operating margin was 30.0% compared to 24.1% in the second quarter of 2012.
•	GAAP net income was $8.6 million or $0.53 per fully diluted share, including $1.1 million in stock-based compensation expense.
•	On a non-GAAP basis, excluding the stock-based compensation expense, income from operations was $9.6 million, net income was $9.7 million and net income per fully diluted share was $0.60, up 42%, 41% and 50%, respectively, versus the second quarter of 2012.

"We are very pleased with our continued strong revenue and earnings growth this quarter,” said Ken McBride, Stamps.com Chairman and CEO. “In addition to our overall revenue and earnings growth, during the second quarter we achieved our highest level ever of paid customers in our core PC Postage business, and we saw continued strong growth in our enterprise and high volume shipping businesses.  As a result of our second quarter performance and the strength of our businesses, we raised our 2013 guidance today.”

Second Quarter 2013 Detailed Results

Core PC Postage revenue--including our small business, enterprise and high volume shipping customer segments, and excluding enhanced promotion and PhotoStamps revenue--was $30.1 million, up 15% versus the second quarter of 2012. Non-core PC Postage revenue from the enhanced promotion channel which includes online programs where additional promotions are provided directly by marketing partners, was $0.7 million which was flat versus the second quarter of 2012. PhotoStamps revenue was $1.2 million which was down 5% versus the second quarter of 2012 as the Company continues to minimize its investment in this area.  PC Postage gross margin was 80.3%, PhotoStamps gross margin was 17.4% and total gross margin was 77.9%.

Second quarter GAAP net income was $8.6 million. On a per share basis, total second quarter 2013 GAAP net income was $0.53 based on 16.2 million fully diluted shares outstanding. Second quarter 2013 GAAP net income was reduced by $1.1 million of stock-based compensation expense. Non-GAAP and GAAP amounts are reconciled in the following table:

Second Quarter Fiscal 2013
All amounts in millions except	Non-GAAP	Stock-Based	GAAP
per share or margin data:	Amounts	Comp. Exp.	Amounts

Cost of Sales	$7.01	$0.08	$7.09
Research & Development	2.55	0.17	2.72
Sales & Marketing	9.61	0.18	9.79
General & Administrative	3.31	0.65	3.97

Total Expenses	22.48	1.08	23.56

Gross Margin	78.2%	(0.2%)	77.9%

Income (Loss) from Operations	9.63	(1.08)	8.55

Operating Margin	30.0%	(3.4%)	26.6%

Interest and Other Income	0.10	-	0.10

Pre-Tax Income (Loss)	9.72	(1.08)	8.64

Provision for Income Taxes	(0.03)	-	(0.03)

Net Income	9.69	(1.08)	8.61

On a diluted per share basis	$0.60	$(0.07)	$0.53

Shares used in per share calculation	16.16	16.16	16.16

Excluding the stock-based compensation expense, second quarter 2013 non-GAAP operating income was $9.6 million and non-GAAP net income was $9.7 million or $0.60 per share based on 16.2 million fully diluted shares outstanding. This compares to second quarter 2012 non-GAAP operating income of $6.8 million and non-GAAP net income of $6.9 million or $0.40 per share based on fully diluted shares outstanding of 17.2 million. Thus, second quarter non-GAAP operating income, non-GAAP net income and non-GAAP fully diluted earnings per share increased by 42%, 41% and 50% year-over-year, respectively.

Stamps.com has approximately $200 million in Federal Net Operating Losses (NOLs) and $100 million in State NOLs. The Company estimates its ownership shift was approximately 20% as of June 30, 2013, which is below the 50% level that could trigger impairment of its NOL asset under Internal Revenue Code Section 382 rules. As part of its ongoing program to preserve future use of its NOL asset, the Company requests that any shareholder contemplating becoming a 5% shareholder contact the Company before doing so.

Share Repurchase

During the second quarter of 2013, the Company repurchased 105 thousand shares at a total cost of $2.5 million. The Company's current repurchase plan remains in effect through October 2013 with an authorization of up to 1 million shares.

Business Outlook

Stamps.com expects 2013 total revenue to be in a range of $125 to $135 million. GAAP net income per share for 2013 is expected to be in a range of $1.73 to $1.93; this compares to previous guidance of $1.68 to $1.88. GAAP net income per share includes approximately $4.5 million of stock-based compensation expense. Excluding the stock-based compensation expense, 2013 non-GAAP net income per fully diluted share is expected to be in a range of $2.00 to $2.20; this compares to previous guidance of $1.95 to $2.15.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past seven years and current year-to- date is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables small businesses, enterprises, advanced shippers, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company currently has PC Postage partnerships with Avery Dennison, Microsoft, HP, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as the collegiate collection. Stamps.com currently has PhotoStamps partnerships with HP/Snapfish and others.

About Non-GAAP Measures and Share Repurchase Timing

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin and non-GAAP operating margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial tables of this earnings release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude items such as stock-based compensation, asset write-offs, dividend-related compensation expense, legal settlements and reserves, one-time expenses such as those associated with the relocation of our corporate headquarters and income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share repurchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2013	2012	2013	2012
Revenues:
Service	$24,888	$21,781	$49,736	$43,168
Product	4,075	3,452	8,551	7,381
Insurance	1,917	1,702	3,663	3,364
PhotoStamps	1,229	1,289	2,259	2,601
Other	-	3	1	6
Total revenues	32,109	28,227	64,210	56,520
Cost of revenues:
Service	4,015	3,829	8,570	8,068
Product	1,382	1,278	3,007	2,738
Insurance	676	562	1,317	1,097
PhotoStamps	1,015	969	1,846	1,998
Total cost of revenues	7,088	6,638	14,740	13,901
Gross profit	25,021	21,589	49,470	42,619
Operating expenses:
Sales and marketing	9,792	9,775	20,175	19,882
Research and development	2,718	2,555	5,343	5,212
General and administrative	3,966	3,435	7,592	7,280
Total operating expenses	16,476	15,765	33,110	32,374
Income from operations	8,545	5,824	16,360	10,245

Interest and other income, net	95	163	249	287
Income before income taxes	8,640	5,987	16,609	10,532
Income tax expense (benefit)	27	64	90	(11,751)
Net income	$8,613	$5,923	$16,519	$22,283
Net income per share:
Basic	$0.56	$0.36	$1.07	$1.36
Diluted	$0.53	$0.34	$1.03	$1.30
Weighted average shares outstanding:
Basic	15,486	16,468	15,407	16,359
Diluted	16,163	17,196	16,082	17,184

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30,	December 31,
	2013	2012

ASSETS
Cash and investments	$65,916	$46,619
Accounts receivable	11,254	14,432
Other current assets	6,506	5,602
Property and equipment, net	28,763	28,631
Intangible assets, net	1,147	1,262
Deferred tax	30,549	30,549
Other assets	4,477	3,757
Total assets	$148,612	$130,852

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$13,665	$16,366
Deferred revenue	1,422	1,532
Total liabilities	15,087	17,898

Stockholders' equity:
Common stock	50	50
Additional paid-in capital	658,111	649,694
Treasury Stock	(159,522)	(155,260)
Accumulated deficit	(365,262)	(381,781)
Unrealized gain on investments	148	251
Total stockholders' equity	133,525	112,954
Total liabilities and stockholders' equity	$148,612	$130,852